PKF

Accountants &
business advisers

Consent of Independent Public Accounting Firm

The Board of Directors
China BAK Battery, Inc.

We consent to the incorporation by reference in the Registration Statements (No. 333-148253, No. 333-151678 and No. 333-151985) on Form S-3 and the Registration Statements (No. 333-137747, No. 333-153649 and No. 333-153650) on Form S-8 of China BAK Battery, Inc. (the "Company") of our reports dated December 10, 2008, relating to the Company's consolidated financial statements and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended September 30, 2008.

PKF

PKF
Certified Public Accountants
Hong Kong, China
December 12, 2008

Tel 852 2806 3822 | Fax 852 2806 3712
E-mail info@pkf-hk.com | www.pkf-hk.com
PKF | 26/F, Citicorp Centre | 18 Whitfield Road | Causeway Bay | Hong Kong

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